EXHIBIT 99.1

NEWS RELEASE	For more information:
For Immediate Release	Mary Ryan
630/734-2383

•                  Aftermarket Technology Corp. Names President/COO

•                  Announces Potential Sale Of UK Business Unit

•                  Planning Up to $60 Million of Potential Stock Repurchases

•                  Projects 2004 Performance Increasing Significantly

WESTMONT, Illinois, Tuesday, December 2, 2003 —Aftermarket Technology Corp. (NASDAQ:ATAC), today announced the appointment of Don Johnson as President and Chief Operating Officer, effective January 1, 2004.  Mr. Johnson joins ATC from Ford Motor Company where he was Global Director, Parts Supply and Logistics.  Previously, Mr. Johnson was employed by Caterpillar, Inc. where he held increasingly responsible positions in its remanufacturing and logistics businesses.  Mike DuBose will remain Chairman and CEO with the objective of managing an orderly transition of Don Johnson to the role of CEO during 2004.

In commenting on the appointment of Don Johnson, Mike DuBose, Chairman, President and CEO said, “We are pleased that we could attract a proven leader such as Don Johnson to ATC.  Don is qualified, uniquely, to further accelerate

ATC’s growth by drawing on his solid base of experience in both the automotive and logistics sectors.  Don will play a critical role in managing our key customer relationships, capturing additional growth opportunities and directing our day-to-day operations.  I am strongly in favor of this succession plan as it supports both my long term personal objectives while further strengthening our Company. I look forward to working with Don and expect a smooth transition.”

In addition the Company announced several initiatives currently underway, as follows:

1)              ATC announced that it has entered into a non-binding letter of intent to sell its UK Engine business for $32 million in cash.  The purchase and sale agreement is currently being negotiated and the buyer is conducting due diligence.  In addition, the transaction will be subject to the consent of ATC’s bank group as well as customary closing conditions.  Therefore, there can be no assurance that the sale of the UK Engine business will be completed successfully.  The UK business accounted for 7% of ATC’s revenue in 2002 and is expected to provide 9% in 2003.

2)              The Company noted that it is in discussions with its bank group to amend its existing credit facility to allow the initiation of up to $60 million in stock repurchases. These repurchases may be made from time to time in the open market, through privately negotiated transactions, through block purchases, or by self-tender offer. The Company expects any such repurchases to be accretive. The Company intends to use a substantial portion of its cash balance, projected to be approximately $80 million at year-end, to fund any repurchases. In addition to securing the necessary bank amendment, any stock repurchases will be subject to market conditions, final Board approvals and any regulatory conditions.

3)              ATC announced that it expects to achieve adjusted 2004 EPS of approximately $1.28-$1.50 ($1.24-$1.45 on a GAAP basis) taking into account cost reductions; restructuring and delayering currently being implemented in the fourth quarter; 2004 growth associated with longstanding high confidence initiatives; continued efficiency expected from the ATC Lean and Continuous Improvement initiatives; and the accretive impact of the potential stock repurchases partially offset by the dilutive impact of the potential UK Engine business sale.

Through the end of the third quarter of 2003, the Company has recognized special charges of $2.1 million and expects to recognize further special charges of up to $8.2 million primarily in the fourth quarter of 2003 associated with changes above described.

In commenting on these initiatives and the 2004 outlook Mike DuBose, Chairman, President and CEO said, “We will discuss these initiatives in more detail during our upcoming conference call, however, we look forward to delivering significant improvements in financial performance and capital structure.  In addition, we are confident the management team is well positioned to further grow and diversify the Company over the long term.”

ATC will host a conference call on Wednesday, December 3, 2003 at 10:00 A.M. CENTRAL time to discuss all items referenced in this press release.  The dial-in number is (800) 683-1585.  Ask for the Aftermarket Technology Corp. conference call.  A replay of the call will be available for one week following the call.  The dial-in number for the replay is (877) 519-4471.  The access code is 4353689.

For further information, please see the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

ATC is headquartered in Westmont, Illinois.  The Company’s operations include drivetrain remanufacturing, third party logistics, electronics remanufacturing and reverse logistics services.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and other filings made by the Company with the Securities and Exchange Commission.